Exhibit 23.3

CONSENT TO USE OF GEOLOGY REPORT

To the Board of Directors of
Candev Resource Exploration, Inc.

I hereby consent to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission and reference to my geology report of October 31, 2006, for the registrant, Candev Resource Exploration, Inc.

/s/ Ian Foreman

Foremost Geological Consulting
Ian Foreman, P. Geo, Geologist
Vancouver, B.C.

January 19, 2007